Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-178833) on Form N-1A of HCM Tactical Growth Fund and HCM Dividend Sector Plus Fund, each a separate series of the Northern Lights Fund Trust III, of our report dated August 29, 2016, relating to our audits of the financial statements and financial highlights, which appear in the June 30, 2016 Annual Reports to Shareholders which are also incorporated by reference into this Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Policies and Procedures for Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

October 25, 2016